EXHIBIT 10.2
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Avangrid Management Company, LLC a Delaware limited liability company (the “Company”) and wholly-owned subsidiary of Avangrid, Inc., and Patricia Cosgel (the “Executive”) on June 29, 2022 and shall be effective as of February 24, 2022 (“Effective Date”).
1.Defined Terms. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.
2.Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein, until Executive’s employment is terminated in accordance with the terms of this Agreement.
3.Term of Agreement. The term of the Executive’s employment with the Company commenced on the Effective Date and will continue until the Date of Termination (as defined below) (the “Term”).
4.Position and Duties. The Executive shall serve as Chief Financial Officer of Avangrid and such other positions as may be assigned from time to time by the Company, and shall have such responsibilities, duties and authority that are consistent with such positions as may from time to time be assigned to the Executive by the Company. The Executive shall devote substantially all her working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates; provided, however, that Executive may serve on the boards of directors of profit or not-for-profit organizations with the consent of the Company, such consent not to be unreasonably withheld, and may attend to her personal affairs, provided in each case that such activities do not unreasonably interfere with the performance of her duties hereunder or cause a conflict of interest. The Executive shall be based in the Company’s offices in Orange, Connecticut. The Executive recognizes that her duties will require, at the Company’s expense, travel to domestic and international locations.
5.Compensation and Related Matters.
5.1.Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) during the period of the Executive’s employment hereunder, which shall be payable at the rate of Four Hundred Thousand Dollars ($400,000.00) per annum. The Base Salary shall be paid in accordance with the Company’s standard payroll practices. The Base Salary shall be reviewed for possible increase on an annual basis and shall not be decreased during the Term.
5.2.Annual Bonus. During the Term, the Executive shall be eligible to participate in the Company’s Executive Variable Pay plan (the “EVP”) in accordance with and subject to the terms of the EVP. The Executive’s EVP opportunity at target for each year during the Term shall be equal to 50% of her Base Salary, and the maximum opportunity shall be equal to 100% of the Base Salary.
5.3.Long-Term Incentive. During the Term, the Executive shall be eligible to participate in the 2020 – 2022 Avangrid Long-Term Incentive Plan and any successor thereto (the “LTIP”). Upon approval by the Compensation, Nominating and Corporate Governance Committee, the Executive’s eligibility for an LTIP award will be in accordance with and subject to the terms of the LTIP, with a proposed maximum one-time grant of 8,433 performance share units.
5.4.Benefits. During the Term, the Executive shall be eligible to participate in the Company’s 401(k) Plan and welfare plans, including but not limited to the Company’s medical insurance program, subject to the terms of the applicable plan documents (including any eligibility and vesting requirements). Such plans may be amended or terminated, in whole or in part, at any time in the sole discretion of the Company.
5.5.Expenses. During the Term, upon presentation of adequate documentation to the Company, the Executive shall receive prompt reimbursement from the Company for all reasonable and customary business expenses incurred by the Executive in accordance with the Company’s policies in performing services hereunder.

6.Compensation Related to Termination.
6.1.Termination by the Company Without Cause or by Executive for Good Reason. If the Executive’s employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive (a) a lump sum payment payable within sixty days after the Date of Termination and Executive’s execution of a release as described in Section 6.4 and expiration of any applicable revocation period contained within any such release equal to the sum of the Base Salary and Executive’s EVP or other similar, annual incentive award paid by the AVANGRID Group with respect to the prior calendar year; and (b) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company and in which Executive participated as of the Date of Termination (such compensation and benefits in clause (b), collectively, “Accrued Payments and Benefits”).
6.2.Termination by the Company Without Cause or by Executive for Good Reason In Connection With a Change in Control. Notwithstanding the foregoing, if Executive’s employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason, in each case, within one year of a Change in Control and any payment or benefit received or to be received by Executive (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”), or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the amounts payable under Section 6.1 shall be reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax, but only if such reduction results in a higher after-tax payment to the Executive after taking into account the Excise Tax and any additional taxes the Executive would pay if such payments and benefits were not reduced. Unless the Executive and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by a certified public accountant (or other professional with recognized expertise regarding Code Sections 280G and 4999) selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with the initial calculations contemplated by this Section. The reduction of payments, if applicable, shall be effected in the following order (unless the Executive, to the extent permitted by Section 409A of the Code, elects another method of reduction by written notice to the Company prior to the Section 280G event): (i) any cash severance payments, (ii) any other cash amounts payable to the Executive, (iii) any benefits valued as parachute payments, and (iv) acceleration of vesting of equity awards.
6.3.Termination by Reason of Executive’s Death or Disability, by Executive Without Good Reason, by the Company for Cause, or by Reason of Executive’s Retirement. If the Executive’s employment shall be terminated during the Term by reason of the Executive’s death or Disability, by Executive Without Good Reason, by the Company for Cause, or by reason of the Executive’s retirement, Executive shall be entitled to receive all Accrued Payments and Benefits.
6.4.No Further Liability; Release. Other than providing the compensation and benefits provided for in accordance with this Section 6, the Company and its directors, officers, employees, subsidiaries, affiliates, shareholders, predecessors, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to clause (a) in Section 6.1 of this Agreement (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a separation and release agreement in a form to be provided by the Company, which shall include a release of any and all claims Executive may have against, among others, the Company and/or Avangrid, Inc. and their respective directors, officers, employees, subsidiaries, affiliates, shareholders, predecessors, successors, assigns, agents and representatives, in each case, arising out of or related to Executive’s employment by the Company and the termination of such employment. The Company shall provide such release to Executive not more than fifteen days after the Date of Termination.
7.Termination Procedures.
7.1.Notice of Termination. During the Term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if the termination is purported to be by the Company for Cause or by Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.
7.2.Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment during the Term of this Agreement, shall mean (i) if the Executive’s employment is terminated by her death, the date of her death, (ii) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full time performance of the Executive’s duties during such thirty (30) day period), and (iii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not (except in the case of a termination for Cause) be less than thirty (30) or more than sixty (60) days from the date such Notice of Termination is given (provided, however, that the Company can accelerate such date at any time without additional compensation for any portion of the notice period waived and, in the event of a termination by the Executive without Good Reason, without affecting the voluntary nature of such termination).
8.Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.
8.1.No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Company, such approval not to be unreasonably withheld (provided, however, that Executive shall be entitled to manage her personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with her responsibilities hereunder); or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.
8.2.Noncompetition; Nonsolicitation.
(a)Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders her special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 5 and 6 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) her employment with the Company, and (ii) the period beginning on the date of termination of employment and ending one (1) year after the date of termination of employment (the “Covered Time”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, shareholder, employer, employee, consultant, advisor, director or otherwise in a manner competitive with the Company’s business) in any Competing Business in any Restricted Area (each as defined below), provided that the provisions of this Section 8.2(a) will not be deemed breached merely because Executive owns less than 2% of the outstanding common stock of a publicly-traded company.
(b)In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 5 and 6 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during her employment and the Covered Time, she shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company, its subsidiaries or any of its affiliates engaged in the same business as the Company (collectively, the “Company Affiliates”) to terminate his, her or its relationship with the Company, its subsidiaries or such Company Affiliates; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company, its subsidiaries or any Company Affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any vendor or distributor of the Company, its subsidiaries or any Company Affiliates in connection with a Competing Business with respect to any product or service being furnished, made, sold, rented or leased by the Company, its subsidiaries or such Company Affiliates; or (iv) persuade or seek to persuade any vendor or distributor of the Company, its subsidiaries or any Company Affiliates to cease doing business or to reduce the amount of business which such customer, vendor or distributor has customarily done or contemplates doing with the Company, its subsidiaries or such Company Affiliates.
(c)Executive understands that the provisions of this Section 8.2 may limit her ability to earn a livelihood in a business similar to the business of the Company, its subsidiaries or any Company Affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 5 and 6 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that she will not assert in any forum that such provisions prevent her from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.
8.3.Proprietary Information. Executive acknowledges that during the course of her employment with the Company (including prior to the date hereof) she has had and will necessarily have access to and make use of proprietary information and confidential records of the Company, its subsidiaries or Company Affiliates, including without limitation trade secrets (as that term is defined in Conn. Gen. Stat. § 35-51(d)) and/or competitively sensitive business or professional information. Executive covenants that she shall not during her employment or at any time thereafter, directly or indirectly, use for her own purpose or for the benefit of any person or entity other than the Company, its subsidiaries or such Company Affiliates, nor otherwise disclose to any individual or entity, any Proprietary Information, unless such disclosure is made in the good faith performance of Executive’s duties hereunder, has been authorized in writing by the Company, or is otherwise required by law.
8.4.Confidentiality and Surrender of Records. Executive shall not during her employment or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or at any time upon request by the Company, Executive shall deliver promptly to the

Company all property and records of the Company or any of its subsidiaries or affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under her control or accessible to her which contain any Proprietary Information. All property and records of the Company and any of its subsidiaries and affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such subsidiary or affiliate during Executive’s employment with the Company and thereafter.
8.5.Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of her employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.
8.6.Enforcement. Executive acknowledges and agrees that, by virtue of her position, her services and access to and use of confidential records and Proprietary Information, any violation by her of any of the undertakings contained in this Section 8 would cause the Company and/or its subsidiaries or affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 8. Executive waives posting by the Company or its subsidiaries or affiliates of any bond otherwise necessary to secure such injunction or other equitable relief or the requirement that the Company or its subsidiaries or affiliates prove actual damages. Rights and remedies provided for in this Section 8 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.
8.7.Exceptions. Notwithstanding anything to the contrary in this Section 8, this Section 8 does not prohibit the Executive from reporting possible unlawful conduct to governmental agencies or entities or, if applicable, self-regulatory organizations, or otherwise cooperating or communicating with any such agencies, entities or organizations that may be investigating possible unlawful conduct (including providing documents or other information without notice to the Company). In addition, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held civilly or criminally liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local governmental official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
9.Indemnification. During the Term and for so long thereafter as liability exists with regard to the Executive’s activities during the Term on behalf of the Company or its affiliates, and solely to the extent permitted by applicable law, the Company shall indemnify the Executive (other than in connection with the Executive’s gross negligence or willful misconduct) in accordance with the Company’s customary indemnification policies and procedures which are applicable to the Company’s officers and directors.
10.Successors; Binding Agreement.

10.1.This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company. The Company may assign this Agreement, without Executive’s prior consent, to any person or entity that acquires all or a substantial part of the business and/or assets of the Company or any subsidiary of the Company or of such person or entity to which Executive regularly provides services, provided in each case that such entity expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.
10.2.This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate. The services provided by the Executive are of a personal nature and the Executive cannot sell, convey, assign, delegate, transfer or otherwise dispose of, directly or indirectly, any of her rights, or obligations under this Agreement (and any such purported action by the Executive shall be null and void).
11.Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when: (a) delivered personally, (b) delivered or mailed by United States registered mail, return receipt requested, postage prepaid, (c) delivered or mailed by a recognized overnight courier service, or (d) by email, in each case addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
Avangrid Management Company
180 Marsh Hill Road
Orange, CT 06477
Attention: Chief Human Resources Officer
Email: Kyra.Patterson@Avangrid.com
To the Executive:
Patricia Cosgel
______________
_______________
_______________
Email: Patricia.Cosgel@avangrid.com
12.Miscellaneous.
12.1.No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing (other than an email) and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party, which are not expressly set forth in this Agreement, and neither party has relied on any other agreements or representations in signing this

Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of the Company or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party, including, without limitation, the obligations of the Executive pursuant to Section 8 hereof.
12.2.This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be treated as original signatures for all purposes.
12.3.This Agreement contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment except as specifically referenced herein.
13.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Should an adjudicator (court or binding arbitrator) of competent jurisdiction determine that any restriction provided for herein cannot be enforced as written due to overbreadth (such as time, scope of activity, or geography), the Parties hereby expressly agree to consent to the adjudicator’s enforcement of the restrictions to such lesser extent as would make the restriction reasonable and enforceable and/or agree to the reformation of the restriction (for purposes of that jurisdiction only) where such is necessary to make it enforceable to protect the legitimate business interests of the Company. If, despite the foregoing, any provision in this Agreement is adjudicated to be void, illegal or unenforceable, then it shall be severed and all other provisions contained in this Agreement shall remain in full force and effect as if the offending provision was never contained in this Agreement. A presumption provided for in this Agreement may only be overcome by presentation of clear and convincing evidence from the Party opposing application of the presumption and shall not apply to the extent that its application would make the restriction, clause or other provision at issue unenforceable.
14.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
15.Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing. Any dispute or controversy arising under or in connection with this Agreement or Executive’s employment shall be settled exclusively by arbitration in New Haven County, Connecticut in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties agree that, to the maximum extent permitted by law, all aspects of the arbitration proceedings, including the initial demand for arbitration, the hearing and any documents or other evidence presented in the arbitration by the other party and any award made, will be kept confidential by the parties and the arbitrators, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy or to enforce the arbitration award, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. Notwithstanding the foregoing, the Company and any subsidiary or affiliate thereof shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce the provisions of Section 8 of this Agreement. For purposes of seeking enforcement of Section 8, the Company and Executive hereby consent to the jurisdiction of any state or federal court sitting in New Haven County, Connecticut. In connection with any arbitration or litigation dispute (including any appeal or enforcement proceedings related to any such dispute) arising out of or related to this Agreement, the party substantially prevailing in the matter shall be entitled to recover from the other party her or its reasonable attorneys’ fees and costs incurred in connection with such dispute.

Notwithstanding the foregoing, disputes that cannot be arbitrated or subjected to pre-dispute arbitration agreements under controlling federal statute are expressly exempted from this Section.
16.Withholding; Section 409A of the Code. The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid under this Agreement, including, without limitation, under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable administrative guidance and regulations, and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A. It is intended that this Agreement will comply with Section 409A and all regulations and guidance issued thereunder to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding anything in this Agreement to the contrary, in the event Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), to the extent delayed payment of any amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such payments shall not be made prior to the date that is six (6) months after the date of Executive’s “separation from service” (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, Executive’s death. Following any applicable six (6)-month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the definition of “separation from service” for purposes of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
17.Definitions. For purposes of this Agreement, the following terms shall have the meaning indicated below:
(A)“Affiliates” shall mean all direct and indirect parent companies and affiliates of the Company, including without limitation Iberdrola S.A. and Avangrid and their respective affiliates.
(B)“Avangrid” shall mean Avangrid, Inc.
(C)“AVANGRID Group” shall mean Avangrid and the Company, as well as any entity that directly, or indirectly through one or more intermediaries, controls, are controlled by, or are under common control with, Avangrid and/or the Company.
(D)“Base Salary” shall have the meaning stated in Section 5.1 hereof.
(E)“Board” shall mean the Board of Directors of Avangrid.
(F)“Cause” for termination by the Company of the Executive’s employment, for purposes of this Agreement, shall mean (i) the failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or Executive’s resignation for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties, and Executive’s failure to cure such failure within fifteen (15) days of the delivery of such written demand, (ii) the engaging by the Executive in conduct which is demonstrably injurious to the Company or its subsidiaries or affiliates, monetarily or otherwise; (iii) a material breach by the Executive of this Agreement or the Company’s policies, which is not cured within fifteen (15) days of notice from the Company; or (iv) the Executive’s conviction, or a plea of guilty or nolo contendere to a felony, a crime involving fraud, misrepresentation.
(G)“Change in Control” shall mean the closing of an event qualifying as a change in ownership of the Company, Avangrid, or Iberdrola S.A. or a change in ownership of assets of the Company, Avangrid, or Iberdrola S.A. that have a total gross fair market value equal to or more than eighty percent of the total gross fair market value of all of the assets of, as applicable, the Company, Avangrid, or Iberdrola S.A. immediately before such event, in each case within the meaning of Treasury Regulation Section 1.409A-3(i)(5); provided, however, that no such transfer of ownership or assets to a direct or indirect subsidiary or affiliate of Iberdrola S.A. shall constitute a Change in Control.
(H)“Company” shall mean Avangrid Management Company, LLC and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
(I)“Competing Business” shall mean any business (including, without limitation, utilities, power producers, power marketers or traders), co-operative, or energy provider of any kind that directly or indirectly competes with the Company’s businesses or planned future businesses as defined within the approved strategic plan of the Company, or with the businesses or planned future businesses as defined within the approved strategic plan of the Company’s subsidiaries or affiliates as of the date of Executive’s termination of employment with the Company.
(J)“Date of Termination” shall have the meaning stated in Section 7.2 hereof.
(K)“Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment if, as a result of the Executive’s incapacity due to physical or mental illness (even with reasonable accommodation to the extent required by applicable law), the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of at least six months within any twelve month period, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.
(L)“Executive” shall mean the individual named in the first paragraph of this Agreement.
(M)“Good Reason” for termination by the Executive of the Executive’s employment means that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events (without the Executive’s express written consent): (i) a material and ongoing diminution of Executive’s title, duties, responsibilities, or authorities; (ii) a material diminution of Executive’s annual base salary, unless such reduction is consistent with a general reduction of compensation rates of all executives or all employees of the Company; (iii) a requirement by the Company that Executive relocate her principal place of employment by more than fifty miles; or (iv) a material breach of this Agreement by the Company, including (1) a failure to include the Executive in the management compensation programs then in effect on substantially the same terms and conditions as that applicable to other officers or similarly situated executives of the AVANGRID Group, or (2) a failure to continue the Executive’s participation in the material benefit plans of the AVANGRID Group (other than any pension plan) on substantially the same basis as that applicable to other officers or similarly situated executives of the AVANGRID Group. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(N)“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 30 days after the end of the Cure Period.
(O)“Notice of Termination” shall have the meaning stated in Section 7.1 hereof.
(P)“Proprietary Information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its subsidiaries or affiliates; (b) information concerning the transactions or relations of any vendor or distributor of the Company or any of its subsidiaries or affiliates with the Company or such subsidiary or affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its subsidiaries or affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its subsidiaries or affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its subsidiaries or affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its subsidiaries or affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its subsidiaries or affiliates; (h) any information belonging to customers or vendors of the Company or any of its subsidiaries or affiliates or any other person or entity which the Company or any of its subsidiaries or affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be Proprietary Information. The term “Proprietary Information” shall not include information that is or becomes generally available to and known by the public (other than as a result of the Executive’s breach of her duties under this Agreement) or information that was known to Executive prior to the commencement of her employment with the Company or its subsidiaries or affiliates or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its subsidiaries or affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its subsidiaries or affiliates (other than as a result of a breach of any obligation of confidentiality).
(Q)“Restricted Area” shall mean the United States of America, Canada and Mexico.
(R)“Term” shall have the meaning stated in Section 3 hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.
AVANGRID MANAGEMENT COMPANY, LLC

By:	/s/ Kyra Patterson
Name:	Kyra Patterson
Title:	Chief Human Resources Officer
Date:	June 29, 2022

EXECUTIVE

By:	/s/ Patricia Cosgel
Name:	Patricia Cosgel
Date:	June 29, 2022